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                                                                    Exhibit 10.1

                               NMT MEDICAL, INC.
                                Amendment No. 1
                                      to
               1996 Stock Option Plan for Non-Employee Directors


The 1996 Stock Option Plan for Non-Employee Directors (the "Plan") of NMT Medical, Inc., is hereby amended as follows (capitalized terms used herein and not defined herein shall have the respective meaning ascribed to such terms in the Plan):

1. The first sentence of Section 4 of the Plan shall be deleted in its entirety and replaced with the following:

        "Subject to adjustment as provided in Section 6, an aggregate of 225,000 Shares, as such Shares were constituted on the date of approval of the Plan by the Company's Board of Directors, shall be available for issuance upon the exercise of options granted under the Plan."

2. The first sentence of Section 5(b) of the plan shall be deleted in its entirety and replaced with the following:

        "Upon first election or appointment to the Board, each newly elected Eligible Director will be granted an option to purchase 15,000 Shares."

3. The first sentence of Section 5(c) of the Plan shall be deleted in its entirety and replaced with the following:

        "Immediately following each Annual Stockholders Meeting, commencing with the meeting following the close of fiscal year 1996, each Eligible Director, other than an Eligible Director first elected to the Board within the 12 months immediately preceding and including such meeting, will be granted an option to purchase 5,000 Shares as of the date of such meeting."

Except as aforesaid, the Plan shall remain in full force and effect.

              Adopted by the Board of Directors on April 26, 2001

                 Approved by the Stockholders on June 7, 2001